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                                                                   EXHIBIT 3.1.2

                            CERTIFICATE OF RETIREMENT

                                       OF

                                 PREFERRED STOCK

                        (18 Okla. St. Ann. Section 1078)


     We, the undersigned Vice President and Assistant Secretary of Dobson Communications Corporation, an Oklahoma corporation, pursuant to Section 78 of the Oklahoma General Corporation Act, do hereby certify that:

     1. Dobson Communications Corporation (the "Corporation") has acquired 31,352 shares of its 12 1/4% Senior Exchangeable Preferred Stock (the 12 1/4% Preferred Shares") and 27,232 shares of its 13% Senior Exchangeable Preferred Stock due 2009 (the "13% Preferred Shares" and, together with the 12 1/4% Preferred Shares, the "Subject Shares"), all of which are issued but not outstanding.

     2. The Corporation's Certificate of Incorporation prohibits the reissuance of the 12 1/4% Preferred Shares as part of the Series designated as the 12 1/4% Senior Exchangeable Preferred Stock.

     3. The Corporation's Certificate of Incorporation prohibits the reissuance of the 13% Preferred Shares as part of the Series designated as the 13% Senior Exchangeable Preferred Stock due 2009.

     4. By action duly taken by its Board of Directors pursuant to Section 78 of the Oklahoma General Corporation Act, the Corporation has retired the Subject Shares and the Subject Shares have become part of the authorized but unissued shares of preferred stock of the Corporation, undesignated as to Series.

     IN WITNESS WHEREOF, the undersigned have executed this Certificate of Retirement of Preferred Stock as Vice President and Assistant Secretary of Dobson Communications Corporation as of February 21, 2003.




                         /s/  RON L. RIPLEY
                         ------------------------------------
                         Ronald L. Ripley, Vice President



                         /s/  TRENT LEFORCE
                         -------------------------------------
                         Trent LeForce, Assistant Secretary